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                                                                   EXHIBIT 10.16

[LOGO]


May 30, 1997

CONFIDENTIAL

Mr. James P. McCormick
119 Madera Court
Los Gatos, CA  95032

Dear James:

We are very pleased to extend an offer to you to join the General Magic team as Vice President, Finance and Administration and CFO, reporting to Steve Markman, Chairman of the Board, President and CEO. Your base salary will be $6,923.07 (annualized $180,000), paid bi-weekly. In addition, you will receive our standard benefit package as described in the employee handbook included in this package.

Along with your base salary and benefits, we are offering you the ability to participate in General Magic's Key Employee Bonus Plan. This program is based on a combination of your Management Objectives (MBO's) and the Company's financial performance. The payments are made annually. Your annual target bonus is set at 35 percent of your base pay. Your incentive compensation for the second half of 1997 ($31,500) will be guaranteed and paid in January 1998.

We will recommend to the General Magic Board of Directors that you be granted an incentive stock option for 200,000 shares of Common Stock. Subject to Board approval, your initial vesting date will be one year from the date you start work, and the exercise price of the options will be fair market value of the Company's stock on the date of the Board's action. Options vest over a four-year period, with one quarter vesting on the initial vesting date and 1/48th of the shares vesting each month thereafter. Board meetings typically occur once a quarter, and the fair market value of the Company's stock may change based on the Company's financing activities, technical and business success, and other factors.

If General Magic, in its sole discretion, terminates your employment within twenty-four months of your date of employment for any reason (other than for just cause or upon your death, disability or voluntary resignation), you will receive continuation of your base salary, less any applicable state and federal payroll taxes, for the remaining balance of the twenty-four (24) month period, but not for less than six months from the date of your termination, in accordance with the company's payroll procedures then in effect. You will not be entitled to any other separation or similar benefits.

For purposes of this memorandum of agreement, the term "just cause" shall mean fraud, falsification of any company records, or misappropriation of or intentional material damage to the property or business of the company. The term "disability" shall mean a physical or mental infirmity which substantially impairs your ability to perform the material duties of your position for a period of at least ninety (90) consecutive calendar days.

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Mr. James P. McCormick
May 30, 1997
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This offer is contingent upon your completion of the General Magic Employee
Proprietary Information Agreement, without modification, on your first day of work. In addition, you will also be required to provide evidence of your identity and eligibility for employment in the United States. It is imperative that you bring the appropriate documentation for verification with you on your first day of employment. You cannot be put on General Magic's payroll until it is received. The required documentation is described within this package.

General Magic's employment relationship with all Magicians is an "at-will" arrangement where the employment relationship is voluntary and based on mutual consent. You may leave your employment at any time, and General Magic also reserves the right to terminate your employment at any time, with or without cause.

This offer is valid until Monday, June 2, 1997. The terms and conditions of this offer letter supersede any prior written or oral communications with you concerning employment at General Magic. Please indicate that these terms and conditions are acceptable by signing and dating the enclosed original of this letter and returning it in the envelope provided. Please retain the duplicate for your records.

Your acceptance of our offer represents a unique opportunity for us both to grow and succeed. We want to thank you in advance for your faith in us, and for the commitment you have made to our common vision. We look forward to working with you.

Welcome to General Magic!

GENERAL MAGIC, INC.


/s/ Steve Markman
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Steve Markman
Chairman of the Board
President and CEO

Accepted by:


/s/ James P. McCormick
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James P. McCormick


6/10/97
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Start Date